Exhibit 5
[Letterhead of Hogan Lovells US LLP]
October 6, 2011
Board of Directors
Dell Inc.
One Dell Way
Round Rock, Texas 78682
Ladies and Gentlemen:
     We are acting as counsel to Dell Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,110,944 shares (the “Shares”) of common stock, par value $.01 per share, of the Company, issuable pursuant to the exercise of stock options outstanding under the Force10 Networks, Inc. 2007 Equity Incentive Plan (the “Plan”) and assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of July 19, 2011 (the “Merger Agreement”), by and among Dell Marketing, L.P., DII Firebird Corp., Force10 Networks, Inc., and Shareholder Representative Services LLC. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended”

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Dell Inc.
includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Shares pursuant to the terms of the Plan and the award agreements thereunder, as amended by the Merger Agreement, and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan and the award agreements thereunder, as amended by the Merger Agreement, the Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.
Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP